                                                                     EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Sponsors and Trustee of Equity Investor Fund, Select Ten Portfolio 2000 International Series A, United Kingdom Portfolio, Defined Asset Funds:



We consent to the use in this Registration Statement No. 333-95069 of our report dated February 11, 2000, relating to the Statement of Condition of Equity Investor Fund, Select Ten Portfolio 2000 International Series A, United Kingdom Portfolio, Defined Asset Funds and to the reference to us under the heading "How The Fund Works--Auditors" in the Prospectus which is a part of this Registration Statement.



DELOITTE & TOUCHE LLP
New York, NY
February 11, 2000